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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the following registration statements of Watts Water Technologies, Inc. Nos. 333-142714; 333-32685; 33-37926; 33-69422; 33-64627; 333-105798; 333-108699; 333-115968; and 33-30377 on Form S-8 and Nos. 333-85862; and 333-124615 on Form S-3 of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Watts Water Technologies, Inc.

        Our report dated February 29, 2008 on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Watts Water Technologies, Inc. acquired Topway Global, Inc. during 2007 (the 2007 acquisition), and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2007, the 2007 acquisition's internal control over financial reporting associated with consolidated total assets of $19 million and consolidated revenues of $2 million included in the consolidated financial statements of Watts Water Technologies, Inc. as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of the 2007 acquisition.

        As discussed in Note 2 to the consolidated financial statements, Watts Water Technologies, Inc. adopted Statement of Financial Accounting Standard No. 123(R), "Share Based Payment" effective January 1, 2006, utilizing the modified prospective application transition method.

        Also, as discussed in Note 2 to the consolidated financial statements, Watts Water Technologies, Inc. adopted the recognition and disclosure provisions of Statement of Financial Accounting Standard No. 158, "Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)" effective December 31, 2006 and its measurement date provisions on January 1, 2007.

        Also, as discussed in Note 2 to the consolidated financial statements, Watts Water Technologies, Inc. adopted Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" effective January 1, 2007.

Boston, Massachusetts
February 29, 2008

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  Exhibit 23